Exhibit (5)(c)



     Group Flexible Premium
     Joint and Last
     Survivor Variable
     Life Insurance Certificate

Golden American is a stock company domiciled in Minneapolis, Minnesota.

Offices:   909 Third Avenue, 19th Floor, New York, New York  10022

Certificate of Insurance


Policyholder:                                Group Policy Number:
[Golden Investors Trust]                     G000002

Certificate Owner:                           Certificate Number:
[John Doe]                                   [123456]

Insured:                                     Issue Date:
[John Doe]                                   [January 1, 1998]

Joint Insured:
[Jane Doe]


In this certificate "we", "our" and "us" refers to the  Golden
American Life Insurance Company. "You" and "your" refers to the owner shown above.

We certify that the persons named as joint insureds above are insured under the group policy number shown above. All insurance will take effect on the certificate date shown in the Certificate Schedule.

This certificate describes the benefits and provisions of the policy. The policy, as issued to the policyholder by us, alone makes up the agreement under which benefits are paid. The policy may be inspected at the office of the policyholder.

This certificate may be returned before the end of the free look period. This period ends 10 days after the date you receive this certificate. The certificate should be mailed or delivered to the Customer Service Center shown below. The returned certificate will be treated as if we never issued it. We will promptly return the investment value plus any charges we have deducted as of the date the returned certificate is received by us.

Signed for Golden American Life Insurance Company on the issue date.

Customer Service Center                           Secretary:
MBL Variable, Inc.
Post Office Box 5179, FDR Station
New York, New York  10150-5179                    President:

Group Flexible Premium Joint and Last Survivor Variable Life
Insurance Certificate

Variable insurance payable upon death of the last surviving insured. Death benefit subject to guaranteed minimum during the guarantee period. Guaranteed minimum is face amount shown in the Certificate Schedule. Additional premium payments accepted during lifetime of insureds as shown in the Certificate Schedule. Non-participating. Investment results reflected in certificate benefits.

A copy of the enrollment form and any additional benefit riders and endorsements are at the back of this certificate.

Schedule Pages

The schedule pages (Pages A to H) follow this page. They give specific facts about this certificate and its coverage. Please refer to them while reading this certificate.

                          Table of Contents

The contents of the certificate appear in the following order:


Schedule

Important Terms                                             (i)

Introduction to the Certificate                             1
  Effective Date of Insurance
  Termination
  Beneficiary
  Right to Name Contingent Certificate Owner
  Change of Certificate Owner or Beneficiary

Premium Payments and
      Allocation Changes                                    2
  Initial Premium Payment
  Additional Premium Payments
  Initial Premium Allocation
  Additional Premium Allocations
  Reallocation of Investment Value
  Account Division Not Available

How We Measure the Investment Value                         3
  Separate Accounts
  General Account
  Valuation Period
  Investment Value
  Investment Value In Each Division
  Charges Deducted from Investment Value
     in Each Processing Period
  Tabular Value
  Measurement of Investment Experience

Certificate Owner's Benefits                                7
  Cash Surrender Value
  Loans
  Conversion Right

Insurance Benefits                                          9
  Variable Insurance Amount
  Death Benefit Proceeds

Insurance Coverage Period                                   9
  How We Determine the Guarantee Period and
     Face Amount
  Termination after the Guarantee Period

Choosing an Income Plan                                     10
  The Income Plans
  Payments When Named Person Dies

General Provisions                                          11
  Entire Policy
  Non-participating
  Incontestability
  Suicide
  Errors in Ages or Sexes
  Value Reports
  Payments We May Defer
  Claims of Creditors
  Changes in Charges
  Computations
  Establishing Survivorship
  Facility of Payment
  Assignment
  Maturity Date
  Sending Notice to Us

Certificate Schedule


Separate Account: Separate Account A
Certificate Owner: [John Doe] Face Amount: [$100,000]
Certificate Date: [January 1, 1998]     Initial Premium: [$100,000]
Insured: [John Doe], [Male], [45], [Non-Smoker]   Underwriting Class:
[Medical]
Joint Insured: [Jane Doe], [Female], [45], [Non-Smoker] Underwriting
Class: [Medical
Residence State: [Delaware]


PREMIUM PAYMENT AND INVESTMENT INFORMATION

Investment

Initial premium                                   [$100,000]
  less [3]% of premium for premium tax              [$3,000]
Investment Value                                   [$97,000]

Your investment value has been allocated to the following division(s):

                Percentage of
     Division                 Investment Value
     --------                 ----------------

     Total                         100%

Additional Premium Payments

Minimum Payment                         $500
Maximum attained age of insureds          80

Allocations

Maximum divisions at any one time  7
Allocation changes per certificate year without charge 5

SEPARATE ACCOUNTS

Managed Separate Account

Not available.

Divisions Investing in Shares of Mutual Funds

Separate Account A is an unit investment trust separate account organized in and governed by the laws of the state of Minnesota, our state of domicile. Separate Account A is divided into divisions. Each division listed invests in shares of the mutual fund portfolios of The Specialty Managers Trust managed by Directed Services, Inc.


ALL-GROWTH
DIVISION
ALL-GROWTH SERIES
Portfolio Manager   - Pilgrim Baxter & Associates, Ltd.

CAPITAL
APPRECIATION
DIVISION
CAPITAL APPRECIATION SERIES
Portfolio Manager   - INVESCO (NY), Inc.

DEVELOPING
WORLD
DIVISION
DEVELOPING WORLD SERIES
Portfolio Manager   - Montgomery Asset Management, LLC

FULLY
MANAGED
DIVISION
FULLY MANAGED SERIES
Portfolio Manager   - T. Rowe Price Associates, Inc.

GROWTH
OPPORTUNITIES
DIVISION
GROWTH OPPORTUNITIES SERIES
Portfolio Manager   - Montgomery Asset Management, LLC

MULTIPLE
ALLOCATION
DIVISION
MULTIPLE ALLOCATION SERIES
Portfolio Manager   - Zweig Advisors Inc.

RISING
DIVIDENDS
DIVISION
RISING DIVIDENDS SERIES
Portfolio Manager   - Kayne Anderson Investment Management, LLC

STRATEGIC
EQUITY
DIVISION
STRATEGIC EQUITY SERIES
Portfolio Manager   - Zweig Advisors Inc.

VALUE
EQUITY
DIVISION
VALUE EQUITY SERIES
Portfolio Manager   - Eagle Asset Management, Inc.

STRATEGIC
EQUITY
DIVISION
STRATEGIC EQUITY SERIES
Portfolio Manager   - Zweig Advisors Inc.

EMERGING
MARKETS
DIVISION
EMERGING MARKETS SERIES
Portfolio Manager   - J. P. Morgan Investment Management Inc.

GLOBAL
FIXED
INCOME
DIVISION
GLOBAL FIXED INCOME PORTFOLIO
Portfolio Manager   - Barings Investment Limited International

GROWTH AND
INCOME
DIVISION
GROWTH AND INCOME PORTFOLIO
Portfolio Manager   - Robertson, Stephens & Company Investment
Management, L.P.

HARD
ASSETS
DIVISION
HARD ASSETS SERIES
Portfolio Manager   - Van Eck Associates Corporation

LIMITED
MATURITY
BOND
DIVISION
LIMITED MATURITY BOND SERIES
Portfolio Manager   - ING Investment Management, LLC

LIQUID
ASSET
DIVISION
LIQUID ASSET SERIES
Portfolio Manager   - ING Investment Management, LLC

MANAGED
GLOBAL
DIVISION
MANAGED GLOBAL SERIES
Portfolio Manager   - Putnam Investment Management, Inc.

MID-CAP
GROWTH
DIVISION
MID-CAP GROWTH SERIES
Portfolio Manager   - Massachusetts Financial Services Co.

REAL
ESTATE
DIVISION
REAL ESTATE SERIES
Portfolio Manager   - EII Realty Securities, Inc.

RESEARCH
DIVISION
RESEARCH PORTFOLIO
Portfolio Manager   - Massachusetts Financial Services Company

SMALL
CAP
DIVISION
SMALL CAP SERIES
Portfolio Manager   - Fred Alger Management, Inc.

          GV390(c)  Page 2
The Schedule (continued)
SEPARATE ACCOUNTS AND GENERAL ACCOUNT (continued)


TOTAL
RETURN
DIVISION
TOTAL RETURN PORTFOLIO
Portfolio Manager   - Massachusetts Financial Services Company

VALUE +
GROWTH
DIVISION
VALUE + GROWTH PORTFOLIO
Portfolio Manager   - Robertson, Stephens & Company Investment
Management, L.P.

NOTE: PLEASE REFER TO THE PROSPECTUSES FOR THE CONTRACT AND THE GCG TRUST FOR MORE DETAILS.

Each division listed below invests in shares of the mutual fund portfolio (the "Portfolio") designated. Each portfolio is a part of the PIMCO Trust managed by Pacific Investment Management Company
("PIMCO").

HIGH YIELD
BOND
DIVISION
HIGH YIELD BOND PORTFOLIO
Portfolio Manager   - PIMCO

STOCKSPLUS
GROWTH AND
INCOME
DIVISION

STOCKSPLUS GROWTH AND INCOME PORTFOLIO
Portfolio Manager   - PIMCO

GENERAL ACCOUNT

The general account offers a guaranteed interest division, as shown below, known as the Guaranteed Division, for allocation of funds under this certificate.

Guaranteed Division

Not available, except as specified below.

Right to Exchange
If you are exercising your right to exchange this certificate for a fixed benefit insurance policy, you may reallocate all of the investment value under your certificate to the Guaranteed Division at any time within the first eighteen months of your certificate.

CERTIFICATE FACTS

Processing Dates

[April 5, 1998]

Specially Designated Division

Liquid Asset Division.

Mortality Table and Interest Rate

Insured:  [MORTALITY TABLE HERE]
For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.

Joint Insured:  [MORTALITY TABLE FOR JOINT HERE].
For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.

Interest at 4% per year.

Loans

Maximum Loan Value  90%
Minimum Amount of Loan   $1,000
Minimum Repayment   Lesser of $1,000 and the loan balance.
Loan Interest Rate 5% per year, due and payable on each certificate anniversary.

Initial Guarantee Period

The initial guarantee period expires on [February 1, 1998].

Maturity Date

[January 1, 2030]

Optional Benefit Riders

Charge Deduction Division Rider  - (Not Applicable)
Partial Withdrawal Rider

EXPENSE CHARGES

Deductions from Initial Premium Payment

Premium Tax    [None]

Deductions from Additional Premium Payments

Premium Tax    [3] of each premium

We reserve the right to change the amount of the deduction on future payments to conform to changes in the amount payable by Golden
American under applicable law as of the date(s) of such premium payments or if the insured changes state of residence.

Deductions from Investment Value

Initial Administrative Charge
[None]

Initial Charge [$0.00]
Quarterly Installment    [$25.00]

Quarterly Administrative Charge
[None]

Quarterly Recovery of Deferred Loading
[None]

The deferred loading consists of a sales load of 6.0%, which compensates us for sales expenses, plus a minimum death benefit guarantee charge of 1.5% to cover the minimum death benefit guarantee, and a premium charge of 1.5% (this is deemed to be sales load) to cover the tax effect of the recently passed tax legislation.

Deferred Period     six years
Deferred Loading    [5%] of premium
Installment Amount  [3%]

Loan Charge
This is the amount charged on each certificate anniversary, accrued daily.
Loan Charge    1.00% of certificate loan amount

Excess Allocation Charge
This is the amount charged for each allocation change in excess of five.
Excess Allocation Charge $25

Deductions from the Separate Account Divisions

Mortality and Expense Risk Charge
We charge a daily rate of 0.002477% of the assets in each division (equivalent to an annual rate of 0.90%) for mortality and expense risks.

Asset Based Administrative Charge
We charge a daily rate of 0.000276% of the assets in each division of the Account (equivalent to an annual rate of 0.10%) to cover a portion of the certificate administration.

Insurance Charges

Mortality Cost

The mortality cost is deducted from the investment value on each processing date. The guaranteed maximum cost of insurance rates per $1,000 of the net amount at risk are shown below.


TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
(Attained Age Quarterly Rates per $1,000 of Net Amount at Risk)

  Policy    COI      Policy   COI       Policy  COI
  Year      Rate     Year     Rate      Year    Rate
  ------    ------   ------   -------   ------  ---------
     1      .00067     26     .59317      51     32.61385
     2      .00218     27     .70536      52     37.00999
     3      .00399     28     .84278      53     41.72058
     4      .00616     29    1.01105      54     46.73954
     5      .00874     30    1.21229      55     52.11409
     6      .01192     31    1.44865      56     57.87959
     7      .01573     32    1.72414      57     64.23938
     8      .02015     33    2.03816      58     71.46431
     9      .02544     34    2.39934      59     80.22655
     10     .03161     35    2.82032      60     92.06771
     11     .03904     36    3.31997      61    110.37960
     12     .04767     37    3.92133      62    143.18332
     13     .05781     38    4.65199      63    212.55763
     14     .06964     39    5.53184      64    270.08071
     15     .08381     40    6.56406      65    333.33333
     16     .10050     41    7.75180
     17     .12081     42    9.09063
     18     .14516     43   10.58108
     19     .17480     44   12.23753
     20     .21006     45   14.10334
     21     .25177     46   16.23831
     22     .30081     47   18.70798
     23     .35688     48   21.57777
     24     .42238     49   24.86748
     25     .50051     50   28.55748

Rates shown are based on each insured's attained age, smoking status and underwriting class as of the certificate date and the certificate anniversary. They do not change during a certificate year. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted.

Minimum Death Benefit Guarantee Charge

See Quarterly Recovery of Deferred Loading

NET SINGLE PREMIUM FACTORS

Net Single Premium Factors

TABLE OF NET SINGLE PREMIUM FACTORS

(Attained Age Factors Per $1,000 of Cash Surrender Value)

  Policy    NSP      Policy   NSP       Policy  NSP
  Year      Factor   Year     Factor    Year    Factor
  ------    ------   ------   -------   ------  ---------
     1      6.68170    26   2.38178       51    1.20435
     2      5.96589    27   2.29746       52    1.18755
     3      5.73667    28   2.21694       53    1.17215
     4      5.51644    29   2.14016       54    1.15793
     5      5.30484    30   2.06704       55    1.14463
     6      5.10156    31   1.99751       56    1.13202
     7      4.90628    32   1.93143       57    1.11982
     8      4.71871    33   1.86870       58    1.10776
     9      4.53855    34   1.80914       59    1.09554
     10     4.36552    35   1.75263       61    1.08291
     11     4.19936    36   1.69906       61    1.06977
     12     4.03981    37   1.64837       62    1.05631
     13     3.88663    38   1.60054       63    1.04342
     14     3.73958    39   1.55558       64    1.03406
     15     3.59842    40   1.51350       65    1.02207
     16     3.46296    41   1.47422       66    1.00000
     17     3.33298    42   1.43762
     18     3.20830    43   1.40354
     19     3.08876    44   1.37177
     20     2.97418    45   1.34212
     21     2.86440    46   1.31446
     22     2.75926    47   1.28871
     23     2.65859    48   1.26485
     24     2.56222    49   1.24287
     25     2.46999    50   1.22274

Factors shown are based on each insured's attained age, smoking status and underwriting class as of the certificate date and each
certificate anniversary after that.   For attained ages up to and
including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted. For attained ages up to and including age 19 the aggregate table will be used. Thereafter the smoker table will be used unless non-smoker status has been applied for and granted. _

On processing dates not shown, we determine the Net Single Premium Factor in a consistent manner with allowance for time elapsed.

The Net Single Premium Factor on a date during a processing period is determined by interpolating between the factors for the processing date immediately preceding and immediately following that date. For the first processing period, the starting point is the certificate date.

Adjustment of Net Single Premium Factors

Not applicable. To keep the certificate qualified as life insurance under federal income tax laws or regulations, we will adjust the net single premium factors to reflect guarantees provided under the Guaranteed Division. We will make the adjustment for the year after an additional premium payment or partial withdrawal is made if it increases or decreases the face amount. The net single premium factor for the first certificate year has been adjusted to reflect the guarantees in the Guaranteed Division.

     INCOME PLANS

Income Plans Tables

Values for other payment periods, ages or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied.

Table for Income for a Fixed Period

  Fixed Period  Monthly  Fixed Period Monthly Fixed Period  Monthly
  of Years      Income   of Years     Income  of Years      Income
------------    -------  ------------ ------- ------------  -------

     1          $84.68      11          $8.88     21         $5.33
     2           42.96      12           8.26     22          5.16
     3           29.06      13           7.73     23          5.00
     4           22.12      14           7.28     24          4.85
     5           17.95      15           6.89     25          4.72
     6           15.18      16           6.54     26          4.60
     7           13.20      17           6.24     27          4.49
     8           11.71      18           5.98     28          4.38
     9           10.56      19           5.74     29          4.28
     10           9.64      20           5.53     30          4.19

Table for Income for Life

Age   10 Years Certain   20 Years Certain    Refund Certain
----  ----------------   ----------------    --------------
 50         $4.93             $4.68               $4.74
 55          5.45              4.99                5.16
 60          6.11              5.30                5.75
 65          6.91              5.54                6.52
 70          7.79              5.68                7.33
 75          8.61              5.75                8.61
 80          9.24              5.77               10.43
85 & Over    9.62              5.77               12.16

Important Terms

Account: This is a separate account established to hold segregated assets and used only to support variable life insurance.

Age: Attained age for each insured is the insured's issue age plus the number of full years since the certificate date. Issue age is an insured's age on his or her last birthday on or before the certificate date.

Cash Surrender Value: This is the investment value less any certificate charges incurred but not yet deducted.

Certificate Date: This is the date used to determine processing dates, certificate years and certificate anniversaries. It may or may not be the same as the issue date but it usually is the date the initial premium is received by our Customer Service Center.

Certificate Owner: This is the person named as such in the enrollment form and to whom this certificate is issued.

Customer Service Center: This is where our policies are serviced.
The address is shown on the cover.

Death Benefit: This is the larger of the face amount and the variable insurance amount. Any debt will be deducted from the death benefit before payment.

Debt: This is the sum of all outstanding loans plus accrued interest under this certificate.

Face Amount: This is the minimum death benefit we will pay under this certificate while such certificate and the policy are in force. Additional premium payments may increase the face amount under this certificate.
Guarantee Period: This is the time we will guarantee that this certificate will remain in force regardless of the investment experience unless there is debt and the cash surrender value is negative. Additional premium payments may increase the guarantee period under this certificate.

Insured: This is each person named on the enrollment form who is insured under the policy as described in this certificate.

Issue Date: This is the date this certificate is issued at our Customer Service Center. The contestable and suicide periods are measured from this date.

Investment Value: This is the amount available under this certificate for investment at any time. It is the sum of the amounts invested in each of the divisions selected.

Joint Insured: This is the person named as such in the enrollment form.

Maturity Date: This is the anniversary of the certificate date immediately following the younger insured's 100th birthday. On this date coverage under this certificate matures and the cash surrender value is payable.

Net Single Premium Factor: This is the factor used in the calculation of the variable insurance amount. It is based on the attained age, smoking status and sex of the insureds and is designed to ensure that coverage under the policy as described in this certificate meets the definition of life insurance under the provisions of the Internal Revenue Code.

Policyholder: This is the person or entity to whom the policy is issued.

Processing Date(s): This is the first day of each quarter after the certificate date. They are the days when we deduct certain charges from the investment value under this certificate.

Processing Period: This is the period between consecutive processing dates with the first such period beginning on the certificate date. Specially Designated Division: This is a division for allocation of a distribution from a division or portfolio in which reinvestment is not available.

Valuation Period: This is each business day together with any non-business days before it. A business day is any day the New York Stock Exchange (NYSE) is open for trading or any day the Securities and Exchange Commission (SEC) requires mutual funds, unit investment trusts or other investment portfolios to be valued.

Variable Insurance Amount: This is the cash surrender value plus any debt multiplied by the net single premium factor.

Introduction to the Certificate


Effective Date of Insurance

The insureds will be covered under the policy from the issue date shown in the Certificate Schedule.

Termination

Insurance will terminate under this certificate on the earlier of the following dates:
(1)  The date the policy terminates.
(2) The date you request termination of this certificate by written notice.
(3)  On the maturity date shown in the Certificate Schedule.
(4) If there is a debt, thirty-one days after we mail to you notice that the cash surrender value is negative.
(5) Sixty one days after we mail notice to you that the cash surrender value is negative.
(6)  Death of the last surviving insured under this certificate.

Beneficiary

The beneficiary is the person to whom we will pay death benefit proceeds upon the death of the last surviving insured. We pay the proceeds to the primary beneficiary. If such beneficiary dies before the last surviving insured the proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the proceeds to the estate of the last surviving insured. One or more persons may be named as primary beneficiaries or contingent beneficiaries. In such case we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries. If all primary beneficiaries have died we then pay the surviving contingent beneficiaries in equal shares. You can specify other than equal shares.

If an irrevocable beneficiary has been named, you and the irrevocable beneficiary must act together to exercise the rights and options under the policy as described in this certificate.

Right to Name a Contingent Certificate Owner

You may want to name a contingent certificate owner before any death benefit proceeds are payable under this certificate. Ownership of the rights under the policy as described in this certificate will then pass to the contingent certificate owner. If no contingent certificate owner is named, ownership will pass to your estate.

Change of Certificate Owner or Beneficiary

During either insured's lifetime and while this certificate is in effect under the policy you can transfer ownership of coverage described in this certificate, change the contingent ownership or change the beneficiary. Written notice of any change must be given to us on a form satisfactory to us. The change will take effect the date the notice is signed. However, the change will not affect any payments made or action taken by us before we receive the notice of change at our Customer Service Center.

Premium Payments and Allocation Changes


Initial Premium Payment

The initial premium payment is required to put this certificate in effect. The amount and allocation of the initial premium payment is shown in the Certificate Schedule.

Additional Premium Payments

Additional premium payments may be made if both insureds are living. Satisfactory notice to us must be given for additional premium payments. Evidence of insurability based on our underwriting rules may be required. Such premium payments are subject to any restrictions shown in the Certificate Schedule.

We reserve the right to return any additional premium payment that we believe would cause this policy to fail to qualify as life insurance under applicable tax laws.

Unless specified otherwise, if there is any debt, any additional premium payment will be used as a loan repayment with any excess applied as an additional premium payment.

On the date we receive and accept such payment:
(1)  The variable insurance amount will increase;
(2) Any deferred loading in a certificate year of payment will increase. The increase will be recovered in level installments from the investment value. See Certificate Schedule for details.
(3) The tabular value will increase by the amount of the payment less any premium deductions before allocation and less any deferred loading applicable to such payment shown in the Certificate Schedule.

The guaranteed benefits will increase as of the processing date on or next following the date we receive and accept the additional premium payment.

Additional premium payments are to be sent to our Customer Service Center. Upon request a receipt will be given.

Initial Premium Allocation

The initial premium payment is shown in the Certificate Schedule and is allocated to selected divisions on the date we receive it. The initial allocation is shown in the Certificate Schedule.

Additional Premium Allocations

On the date we receive and accept an additional premium payment the increase in the investment value will be allocated among the separate account and general account divisions. Unless otherwise indicated, the allocation will be to the divisions in proportion to the investment value in each division on the date we receive and accept such payment.

Reallocation of Investment Value

The investment value may be reallocated among the divisions. The number of allocation changes that we will allow in the certificate year is shown in the Certificate Schedule. To make any change, satisfactory notice must be given to our Customer Service Center.
The change will take effect when we receive the notice. Restrictions for reallocation into and out of the divisions are shown in the Certificate Schedule.

Account Division Not Available

When a distribution is made from a managed separate account division or from an investment portfolio supporting a unit investment trust separate account division in which reinvestment is not available, we will allocate the distribution to the Specially Designated Division shown in the Certificate Schedule, unless you specify otherwise.

Such a distribution can occur when a division or a portfolio has a maturity date; when distribution from a division or a portfolio cannot be reinvested in the division or portfolio due to the unavailability of securities or for any other reason. When this occurs because of a maturity date, we will notify you 30 days in advance of such date. To elect an allocation other than the Specially Designated Division you must give us satisfactory notice at least seven days prior to a maturity date. Such allocations will not be counted as an allocation change of the investment value for the purposes of the number of free changes permitted.

How We Measure the Investment Value

The variable insurance benefits under the policy are provided through investments made in our separate accounts and general account.

Separate Accounts

These accounts are separate from our general account and any other separate accounts we may have. They support variable insurance benefits and are used for other purposes permitted by applicable laws and regulations. We own the assets in the separate accounts. Assets equal to the reserves and other liabilities of each account will not be charged with liabilities from any other business we conduct. We may transfer to our general account assets exceeding the reserves and other liabilities of the separate accounts. Income realized and unrealized gains or losses from assets in each separate account are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

One type of separate account invests in mutual funds, unit investment trusts and other investment portfolios we determine to be suitable. The separate account is treated as a unit investment trust under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The separate account is also governed by state laws as shown in the Certificate Schedule.

One type of separate account will invest directly in portfolio securities deemed appropriate by the investment adviser and committee managing the separate account. This separate account is treated as an open end, diversified management investment company under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The separate account is also governed by state laws as shown in the Certificate Schedule.

Separate Account Divisions
A unit investment trust separate account includes divisions each investing in a designated investment portfolio. Some of the portfolios designated may be managed by separate investment advisers who may be registered under the Investment Advisers Act of 1940. The divisions and the investment portfolios are shown in the Certificate Schedule, if applicable.

A managed separate account includes divisions, each investing directly in portfolios of securities designed to meet the objectives of the division. The divisions and their objectives, if applicable, are specified in the Certificate Schedule. Some of the divisions designated may be managed by a separate investment adviser. Such advisers may be registered under the Investment Advisers Act of 1940.

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Changes Within The Separate Accounts
We may, from time to time, make additional separate account divisions available. These divisions will invest in investment portfolios we find suitable. We also have the right to eliminate divisions from the separate account, combine two or more divisions or substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes under the policy as described in the certificate. Changes may be required because of a change in law or regulation, or a change in a portfolio's investment objectives or restrictions, or because a portfolio is no longer available for investment or for some other reason. We will get approval from the regulatory authority of our state of domicile before making any substitution. This approval process is on file with the insurance department of the jurisdiction in which the policy is delivered. We will also get any required approval from the SEC and any other required approvals.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account or of a division which we determine to be associated with a class of policies to which the policy belongs, to another separate account or division.

When permitted by law, we reserve the right to:
(1) deregister a separate account under the Investment Company Act of 1940;
(2) operate a separate account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;
(3) operate a separate account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a managed separate account;
(4) restrict or eliminate any voting rights of certificate owners or other persons having voting rights as to the separate account; and
(5)  combine a separate account with other separate accounts.

General Account

The general account contains all of our assets other than assets of the separate accounts we establish.

General Account Divisions
The divisions are shown in the Certificate Schedule.

Valuation Period

Each division will be valued at the end of each valuation period on a valuation date.

Investment Value

The investment value is the amount that is available under this certificate for investment at any time. It is the sum of the amount of investment value in each division of the separate account and general account. You select the divisions for allocation of the investment value. The number of divisions to which the investment value may be allocated at any one time is shown in the Certificate Schedule.

Investment Value In Each Division

On the certificate date the investment value is allocated to each division as shown in the Certificate Schedule.

At the end of each subsequent valuation period, the investment value in each division will be calculated as follows:
(1) Take the investment value of the division at the end of the preceding valuation period.
(2) Multiply (1) by the division's net rate of return for the current valuation period.
(3)  Add (1) and (2).
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(4)  Add to (3) any additional premium payments (less any premium deductions shown in the Certificate Schedule) allocated to the division during the current valuation period.
(5) Add or subtract allocations to or from that division during the current valuation period.
(6) Add to (5) any loan repayments received and subtract from (5) any loans which are allocated to the division during the current valuation period.
(7) If a processing date occurs during the current valuation period, subtract from (6) the amounts allocated to that division for:
     (a)  expense charges; and
     (b)  insurance charges and mortality costs.
Amounts in (7) will be allocated to each division in the proportion that (6) bears to the investment value.
(8) If the charges in (7) exceed the amount in (6), first calculate the cash surrender value to determine the amount of any overdue charges and then set the investment value in each division to zero.

Charges Deducted from Investment Value in Each Processing Period SEE
ENDORSEMENT
Mortality Costs
The mortality cost is deducted on each processing date as follows:
(1) Determine the net amount at risk on the same day of each month of the processing period starting with the previous processing date. The net amount at risk on each date is:
     (a) the death benefit as of that date; less
     (b) the sum of the cash surrender value and any debt as of that date.
(2) Adjust each net amount at risk in (1) for interest used in our calculations as shown in the Certificate Schedule to reflect that we:
     (a) assume claims are paid immediately upon death of the last surviving insured; and
     (b) deduct the mortality costs at the end of the processing period.
(3) Add the three monthly amounts in (2) and divide by three to determine the average net amount at risk for the period.
(4)  Divide (3) by $1,000.
(5) Determine the current cost of insurance rate per $1,000 of net amount at risk based on the insured's sexes, attained ages, underwriting classes and the value of rate (4) above. If the insured's underwriting classes change because of additional premium payments, we will determine the current cost of insurance rate per $1,000 of net amount separately for increases in the death benefit after the effective date of the increase.
(6)  Multiply (4) by (5).
In no event will (6) be greater than the amount determined by substituting the tabular value for cash surrender value in (1)(b) above and the guaranteed maximum cost of insurance rate for the current cost of insurance rate per $1,000 in (5).

We may reduce or increase the cost of insurance rate per $1,000 from time to time based on the experience of a group participating under the policy. The change will never be retroactive. The change will never be more than the guaranteed maximum cost of insurance per $1,000 shown in the Certificate Schedule. The mortality cost during a processing period is calculated in a similar manner with allowance for time elapsed.

Other Deductions
Expense charges are shown in the Certificate Schedule. The charges for any minimum death benefit guarantee and the cost of any benefits from optional benefit riders are also shown in the Certificate
Schedule.  The net loan cost is described in Loans.

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Tabular Value

The tabular value on the certificate date equals investment value on that date. Thereafter, the tabular value is calculated the same as the cash surrender value except the mortality cost will be based on the guaranteed maximum cost of the insurance rates and the net rate of return will be based on the interest rate used in our computations, as shown in the certificate schedule. The tabular value calculations do not reflect loans, repayments, expenses charges or the minimum death benefit guarantee charge, In the calculation of the tabular value, the variable insurance amount on any date is equal to the tabular value as of such date multiplied by the net single premium of such date.

Measurement of Investment Experience

The investment experience of a separate account division is determined at the end of each division's valuation period. We use an index to measure changes in experience during a valuation period. We set the index at $10 when the first investments in a division are made. The index for a current valuation period equals the index for the last valuation period multiplied by the experience factor for the current period.

The Experience Factor
The experience factor for a valuation period reflects the investment experience of the portfolio in which the division invests and the charges assessed to the division. The factor is calculated as follows:
(1) Take the net asset value at the end of a current valuation period of a division's corresponding portfolio.
(2) Add the amount of any dividend or capital gains distribution declared during the current valuation period for such portfolio and reinvested in the portfolio. Subtract a charge for taxes, if any.
(3) Divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.
(4) Subtract the daily mortality and expense risk charge for each division shown in the Certificate Schedule for each day in the valuation period. This charge is to cover expense and mortality risks that we are assuming.
(5) For certain divisions, subtract an additional charge equal to the daily charge shown in the Certificate Schedule for each day in the valuation period.

Calculations for divisions investing in mutual fund portfolios are made on a per share basis. Calculations for divisions investing in unit investment trusts are on a per unit basis.

For divisions of a managed separate account investing directly in portfolio securities, the experience factor reflects the investment experience of the division as well as the charges assessed against the division for a valuation period. The factor is calculated as follows:
(1) Take the value of the assets in the division at the end of the preceding valuation period.
(2) Add to (1) any investment income and capital gains, realized or unrealized, credited to the assets during the current valuation period.
(3) Subtract from (2) any capital losses, realized or unrealized, charged against the assets during the current valuation period.
(4) Subtract from (3) any amount charged against the division for any taxes.
(5) Divide (4) by the value of the assets in the division at the end of the preceding valuation period.
(6) Subtract from (5) a charge for operating expenses actually incurred.
(7) Subtract from (6) the charge for investment management as shown in the Certificate Schedule.
(8) Subtract from (7) the charge for mortality and expense risks as shown in the Certificate Schedule.
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Net Rate of Return - Separate Account Division
The net rate of return during a valuation period is the experience factor for that valuation period minus one.

Net Rate of Return - Guaranteed Division
The net rate of return for the Guaranteed Division for a valuation period is the rate for the number of days in the valuation period equivalent to the effective annual interest rate declared for that division.

Certificate Owner's Benefits

There are important rights and benefits available to you during the lifetime of either insured. These rights and benefits are discussed in this section.

Cash Surrender Value

The cash surrender value is determined as follows:
(1)  Take the investment value;
(2)  Deduct any unrecovered deferred loading;
(3) Deduct any expense charges and insurance charges shown in the Schedule that have been incurred but not yet deducted, including;
     (a)  any first year administrative charge;
     (b) any quarterly administrative charge to be deducted on the next processing date;
     (c)  any net loan charge accrued since the last processing date;
     (d) the pro rata part of the mortality cost since the last processing date;
     (e) the pro rata part of any minimum death benefit risk premium; and
     (f) the pro rata part of any charges for optional benefit riders.

The cash surrender value may be paid in cash or under one or more income plans. To surrender this certificate a signed request for surrender in a form satisfactory to us must be submitted to our Customer Service Center together with the certificate. The surrender will take effect on the date the request is sent to us. We will determine the cash surrender value as of the date we receive the signed request and the certificate at our Customer Service Center.
We may delay payment as described under the Payments We may Defer provision.

Loans

You may borrow against the cash surrender value. The certificate will be the only security we require for the loan. A loan may be taken or repaid while the certificate is in effect provided the policy is in force.

When We Will Make a Loan
We will usually loan the money within seven days after we receive a request satisfactory to us. We may delay making the loan as described in Payments We may Defer. If the loan is to be used to pay premiums on other variable life insurance coverage offered by us we will make the loan immediately.

Loan Value
The maximum loan value percentage is shown in the Certificate Schedule. The amount of the loan may not exceed the sum of the cash surrender value plus any existing debt, multiplied by the maximum loan value percentage. Any existing debt will be deducted from a new loan. The minimum amount of loan and repayment is shown in the Certificate Schedule.

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Interest
The interest rate is shown in the Certificate Schedule. Interest accrues each day. Interest payments are due as shown in the Certificate Schedule. If interest is not paid when due it will be added to the amount of the loan. The sum of all outstanding loans plus accrued interest is the debt.

Interest payments when received will be allocated among the divisions in accordance with your instructions. If no instructions are received by us, we will allocate the interest payments in proportion to the amount of investment value in each division.

Effects of a Loan
A loan will be taken out of the divisions and a repayment will go into the divisions. A loan reduces the investment value while repayment increases it. Unless specified otherwise, loans and repayments will be allocated in proportion to the amount of investment value in each division as of the date of the loan or repayment. A loan, whether or not repaid, will have a permanent effect on the cash surrender values and may have a permanent effect on the death benefits. If not repaid the debt will reduce the amount of death benefit and cash surrender value. If on any valuation date there is a loan outstanding and the cash surrender value is negative we will terminate the certificate 31 days after we send you an overloan notice. We will notify you and anyone who holds the certificate as collateral at his or her last known address.

Net Loan Cost
The net loan cost will be calculated on each processing date as follows:
(1) Determine the outstanding loan(s) since the last certificate anniversary;
(2)  Multiply by the daily loan charge shown in the Certificate
     Schedule taking account of the time elapsed.

Loans and repayments during a processing period will affect our calculation.

Conversion Right

If an insured terminates membership or ceases to be a member of an eligible class, insurance under this certificate can be converted to an individual policy of variable life insurance customarily issued by us. No evidence of insurability will be required. The amount of insurance available will be an amount agreed to by us and that does not exceed the amount of life insurance that existed under the policy.

If the policy terminates or is amended to discontinue an eligible class to which an insured belongs, an individual policy of variable life insurance will be available without evidence of insurability. The amount of insurance under the new policy will be the amount required, for a conversion to an individual policy, by the state or jurisdiction where such policy is issued.

The premium for the individual policy will be at our then customary rate that applies to the:
(1)  form and amount of insurance;
(2)  class of risk to which the insureds then belong; and
(3) the attained age of the insureds on the effective date of the policy.

The individual policy of variable life insurance will:
(1) only be issued if application is made and the first premium is paid to us within 31 days after termination of coverage under the policy.
(2) take effect no later than the end of a period of 31 days after termination of coverage under the policy.
(3)  be without disability or other supplemental benefits.

If the last surviving insured dies during the 31 day period during which an application for an individual policy can be made, we will pay as a death benefit, under the policy, the amount of insurance that could have been converted.
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Insurance Benefits

Variable Insurance Amount

The variable insurance amount on the certificate date equals the cash surrender value on that date multiplied by the net single premium factor for that date. Thereafter, the variable insurance amounts will vary daily based on investment results and any premiums paid. The variable insurance amount after the certificate date will be determined as follows:
(1)  Determine the cash surrender value as of such date;
(2)  Add to (1) any debt as of such date.
(3) Multiply (2) by the net single premium factor as of such date. The variable insurance amount will never be less than required to qualify the coverage described in the certificate as life insurance under applicable Federal income tax laws. The Table of Net Single Premium Factors is in the Certificate Schedule.

Death Benefit Proceeds

We will pay the death benefit proceeds to the beneficiary when we receive due proof of the death of each of the insureds. The proceeds may be paid in cash or be allocated to one or more income plans. The death benefit proceeds will never be less than required to qualify the coverage described in the certificate as life insurance under applicable Federal income tax laws.

Death benefit proceeds are determined on the date of death of the last surviving insured as follows:
(1) Determine the larger of the face amount and the variable insurance amount;
(2)  Subtract from (1) any debt;
(3)  Add to (2) any amounts due from optional benefit riders.
If the last surviving insured dies during any grace period we will pay the beneficiary the death proceeds in effect immediately prior to such grace period reduced by any overdue charges.

If the death benefit is payable after an additional premium payment has been accepted and before the next processing date, we will pay the beneficiary the larger of:
(1) the amount of the death benefit calculated as of the prior processing date plus the amount of the additional premium payment; and
(2)  the variable insurance amount as of the date of death.

To Claim Death Benefit Proceeds
The beneficiary should contact our Customer Service Center for instructions. We usually pay the proceeds within seven days after we receive due proof of the deaths of both insureds and all other requirements. We may delay all or part of the death benefit proceeds as described under the Payments We may Defer provision. Interest will be paid on death benefit proceeds from the date of death of the last surviving insured to the date of payment. Interest will never be less than required by applicable law.

Insurance Coverage Period

How We Determine the Guarantee Period and Face Amount

On the Certificate Date
The initial guarantee period and face amount on the certificate date are shown in the Certificate Schedule. The guarantee period and face amount are not affected by investment results nor the allocation of the investment value among the divisions. They will change as described below as a result of any additional premium payments.

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When an Additional Premium Payment is Made
The guaranteed benefits will increase as follows:
(1) We take the immediate increase in cash surrender value resulting from an additional premium payment and add interest for the period from the date we receive and accept the additional premium payment to the processing date on or next following such date.
(2) If the guarantee period prior to such premium payment is less than for the whole of life the total of (1) and the tabular value as of the processing date will be used to calculate a new guarantee period. Any part of such total amount in excess of the amount required to increase the guarantee period to the whole of life will be applied as indicated in (3).
(3) If the guarantee period is for life; the amount from (1) or the excess from (2) will be applied as a net single premium for the whole of life to increase the face amount.
The mortality table and interest rate used are shown in the Certificate Schedule.

Termination After the Guarantee Period

At any time after the end of a guarantee period, if the cash surrender value on a processing date is negative, we will notify you of the pending termination of insurance under the policy as described in the certificate. This negative cash surrender value will be considered as an overdue charge as of such processing date. We will not terminate the coverage due to a negative cash surrender value until the end of a grace period of 61 days from the date we mail notice to you.

To avoid termination, you must pay us at least the charges that were due on the processing date on which we determined that the cash surrender value was insufficient. The amount will be in the notice we send. If the last surviving insured dies during the grace period, we will pay the beneficiary as described in the Death Benefit Proceeds provision.

Choosing an Income Plan

While coverage is in effect you may choose one or more income plans for the distribution of the death benefit proceeds. If, at the time of the death of the last surviving insured, no plan has been chosen for payment of the death benefit proceeds, the beneficiary may choose a plan within one year. You may also elect an income plan on surrender of the certificate for its cash surrender value. For each plan we will issue a separate written agreement putting the plan into effect.

Our approval is needed for any plan where: (1) the person named to receive payment is other than you or the beneficiary; or (2) the person named is not a natural person, such as a corporation; or (3) any income payment is less than $500.

The Income Plans

Income Plan 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years.
We guarantee each monthly payment will be at least the Income for Fixed Period amount shown in the Certificate Schedule. Values for annual, semiannual or quarterly payments are available on request.
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Income Plan 2.  Income for Life
Payment is made in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments will continue until death.

We guarantee each payment will be at least the amount shown in the Income for Life table in the Certificate Schedule. By age we mean the named person's age on the last birthday before the plan's effective date. Amounts for ages not shown are available on request.

Income Plan 3.  Joint Life Income
This plan is available if there are two persons named to receive payments. At least one of the persons named must be either you or the beneficiary. Monthly payments are made as long as at least one of the named persons is living. The monthly payment amounts are available on request.

Income Plan 4.  Annuity
An amount can be used to buy any single premium annuity we offer on the plan's effective date.

Payments when Named Person Dies

When the person named to receive the income payments dies, we will pay any amounts still due as provided by the plan agreement. The amounts still due are determined as follows:
(1) For plans 1, 2 or any remaining guaranteed payments will be continued. Under plans 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for plan 1 and 3.5% for plan 2. We will, however, base the discount interest rate on the interest rate used to calculate the payments for plans 1 and 2, if such payments were not based on the table in the policy.
(2) For plan 3, no amounts are payable after both named persons have died.
(3) For plan 4, the annuity agreement will state the amount due, if any.

General Provisions

Entire Policy

The policy, including any attached optional benefit riders, endorsements, amendments, the application of the policyholder, and the enrollment forms for the insureds, constitutes the entire policy between the policyholder and us. All statements made by the policyholder, any certificate owner or any insured will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the policyholder or in a written instrument signed by you or an insured, a copy of which has been furnished to you, the beneficiary or to the policyholder.

Non-participating

This certificate does not participate in our divisible surplus.
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Incontestability

We rely on the statements an insured or a certificate owner makes in the enrollment form. We can contest the validity of the coverage under the policy as described in this certificate if any material misstatements are made in the initial enrollment form. We can also contest any amount of death benefit which would not be payable except for the fact that an additional premium payment was made if any material misstatements are made in any document required with such premium payment. We cannot contest such coverage unless such statement is contained in a written instrument signed by an insured or certificate owner.

We will not contest the validity of the coverage under the policy as described in this certificate after it has been in effect during the lifetime of both insureds for two years from the issue date. Nor will we contest any amount of death benefit attributable to any additional premium payment after it has been in effect during the lifetime of both insureds for two years from the date we receive and accept such premium payment.

Suicide

If the last surviving insured commits suicide, while sane or insane, within two years from the issue date, the death benefit will be limited to the amount of the premium payments made, less any outstanding debt.

If the last surviving insured commits suicide, while sane or insane, within two years of any date we receive and accept an additional premium payment, any amount of death benefit which would not be payable except for the fact that the additional premium payment was made will be limited to the amount of such premium payment, less any outstanding debt.

Errors in Ages or Sexes

If an insured's age or sex has been misstated on the enrollment form, the death benefit shall be that which would be purchased by the mortality cost determined for the current processing period based on the correct age and sex. In addition, the benefit provided by any optional benefit rider shall be the amount purchased by the rider deduction for the current processing period based on the correct age and sex.

Value Reports

We will send you reports not less often than annually. The report will show the death benefit, cash surrender value and any debt as of such date. The report will also show the allocation of the investment value on such date and any changes since the last report. The report will also include any other information required by the insurance supervisory official of the jurisdiction in which the policy is issued.

Payments We May Defer

We may not be able to determine the value of the assets of the separate account divisions because 1) the NYSE is closed for trading;
2) the SEC determines that a state of emergency exists; or 3) an order or pronouncement of the SEC permits a delay for the protection of certificate owners.

During such times as to amounts allocated to the divisions of the separate account(s), we may delay: 1) determination and payment of the cash surrender value and loan requests; 2) determination and payment of any death benefit proceeds in excess of the face amount if death occurs prior to the end of a guarantee period; after the guarantee period we may delay determination and payment of the entire death benefit; and 3) allocation changes of the investment value.

We may at any time defer payments of the cash surrender value or loan requests for up to six months after we receive a written request for such amounts allocated to the Guaranteed Division. We will pay interest on cash surrender value payment requests from the Guaranteedt Division deferred 30 days or more.
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Claims of Creditors

Proceeds described in the certificate will be free from creditors claims to the extent allowed by law.

Changes in Charges

Changes in expense charges, insurance charges or surrender charges will be by class and based upon changes in future expectations for such elements as: mortality, persistency, expenses and taxes. Any change in charges will be within required procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which the policy is issued.

Computations

Computations of reserves, cash surrender values, tabular value and maximum mortality costs are based on the mortality table and interest rate shown in the Certificate Schedule. In calculating the maximum mortality costs, we use the attained ages, sexes and underwriting classes of both insureds and their individual mortality cost to determine annual mortality costs for the joint and last survivor status. When making our computations, we assume that death claims are paid immediately.

We have filed a detailed statement of our computations with the insurance supervisory official of the state or jurisdiction where the policy is issued. All values equal or exceed those required by the law of that state or jurisdiction. Any benefit provided by an attached optional benefit rider will not increase these values unless stated in that rider.

Establishing Survivorship

If we are unable to determine which of the insureds was the last survivor on the basis of the proof of death provided to us, we will consider the insured member, as named in the enrollment form, to be the surviving insured.

Facility of Payment

If no beneficiary is named, we reserve the right to pay an amount not to exceed $2,000 to any person we determine to be entitled to such amount by reason of incurred expenses incident to the last illness or death of the surviving insured.

Assignment

The benefits can be assigned. This does not change the ownership and all rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice, satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment, nor will the assignment affect any payments made or action taken by us before we receive such written notice.

Maturity Date

On the maturity date shown in the Certificate Schedule, the cash surrender value will be paid if either insured is then living while this certificate is in effect under the policy. The cash surrender value may be paid in cash or under one or more income plans. See Choosing an Income Plan.

Sending Notice to Us

Any written notices or requests should be sent to our Customer
Service Center.
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Group Flexible Premium Joint and Last Survivor Variable Life
Insurance Certificate

Variable insurance payable upon death of the last surviving insured. Death benefit subject to guaranteed minimum during the guarantee period. Guaranteed minimum is face amount shown in the Certificate Schedule. Additional premium payments accepted during lifetime of insureds as shown in the Certificate Schedule. Non-participating. Investment results reflected in certificate benefits.